Exhibit 99.1

For more information:
Investor Relations	Media Relations
Jim DeNike	Colleen Beauregard
Corixa Corp.	Waggener Edstrom Bioscience
206.366.3720	503.443.7000
jim.denike@corixa.com	colleenb@wagged.com

FOR IMMEDIATE RELEASE

CORIXA ANNOUNCES FOURTH QUARTER AND YEAR-END 2004 FINANCIAL RESULTS

Seattle, March 14, 2005 — Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, today announced financial results for the fourth quarter and year ended December 31, 2004.

For the fourth quarter of 2004, Corixa reported total revenue of $8.3 million compared with total revenue of $12.5 million for the fourth quarter of 2003. Net loss applicable to common stockholders for the fourth quarter of 2004 was $24.8 million, compared with net loss of $16.9 million for the fourth quarter of 2003. Diluted net loss per common share for the fourth quarter of 2004 was $0.42 compared with diluted net loss per common share of $0.31 for the fourth quarter of 2003. Excluding acquisition-related charges, such as intangible and deferred compensation amortization, a lease-related impairment charge and restructuring charges, net loss applicable to common stockholders and diluted net loss per common share for the fourth quarter of 2004 were $20.1 million and $0.34, respectively, compared with net loss applicable to common stockholders and diluted net loss per common share of $14.4 million and $0.26, respectively for the fourth quarter of 2003.

On December 31, 2004, Corixa transferred all worldwide rights and responsibilities related to the manufacturing, development and commercialization of the BEXXAR® therapeutic regimen to GlaxoSmithKline (GSK). As a result, the company has classified all of its revenues and expenses related to BEXXAR since its approval in June 2003 as a discontinued operation in Corixa’s statement of operations.

For the full year 2004, Corixa’s total revenue was $25.0 million compared with $35.3 million for 2003. Net loss applicable to common stockholders was $77.0 million in 2004, compared with $84.9 million for 2003. Net loss applicable to common stockholders for 2004 and 2003 includes $2.6 million and $18.5 million, respectively, in lease-related impairment charges associated with our South San Francisco facilities.

Diluted net loss per common share for 2004 was $1.36 compared with diluted net loss per common share of $1.60 for 2003. Excluding acquisition-related charges, such as intangible and deferred compensation amortization, a lease-related impairment charge and restructuring charges, net loss applicable to common stockholders and diluted net loss per common share for 2004 were $71.8 million and $1.27, respectively, compared with net loss applicable to common stockholders and diluted net loss per common share of $62.4 million and $1.18, respectively for 2003.

A reconciliation of the Generally Accepted Accounting Principles (GAAP) net loss and net loss per share to the respective non-GAAP amounts for the three months and year ended December 31, 2004 and December 31, 2003, is set forth at the end of this press release.

As of December 31, 2004, Corixa had $116.2 million in cash, cash equivalents and investments.

“In 2004 we made adjustments to our business strategy that will enable us to more aggressively pursue adjuvant commercialization and the development of our innate immunity product portfolio,” said Steven Gillis, Ph.D., chairman and chief executive officer of Corixa. “We are excited about the potential of our adjuvant and TLR4 programs and we look forward to continued clinical and commercial success in the year ahead.”

2004 Key Accomplishments

•	Signed license and supply agreements with Aventis Pasteur for the use of Corixa’s RC-529 adjuvant in the development of several potential infectious disease vaccines. The agreements grant Aventis Pasteur co-exclusive and nonexclusive worldwide rights to RC-529 for use in multiple disease fields. Aventis Pasteur will pay Corixa upfront license fees and success-based milestone and royalty payments. Aventis Pasteur has also committed to placing annual orders for supply of RC-529 based on clinical trial and commercial forecasts.

•	Initiated a Phase I clinical trial to test the safety and immune response activity of CRX-675 for seasonal allergic rhinitis. CRX-675 is one of Corixa’s proprietary compounds that interact with and trigger toll-like receptor 4 (TLR4).

•	Entered into a new manufacturing and guaranteed supply agreement with GlaxoSmithKline Biologicals (GSK) covering the production of Corixa’s flagship adjuvant, monophosphoryl lipid A, or MPL®. The agreement, which runs through 2012, guarantees payment to Corixa for supplying GSK with increasing annual quantities of MPL peaking in 2008 at the current maximum output of Corixa’s Hamilton, Montana, MPL manufacturing facility (approximately 2 kilograms/year).

Recent Developments (2005)

•	In partnership with GSK Bio, received European approval for Fendrix®, a novel hepatitis B vaccine that contains Corixa’s MPL® adjuvant. Fendrix builds on GSK Bio’s more than 15 years of experience with the hepatitis B vaccine, Engerix B®, of which more than 1 billion doses have been distributed worldwide.

•	Signed licensing agreements with Gen-Probe and DakoCytomation A/S, for the right to develop and commercialize diagnostic tests leveraging certain Corixa intellectual property covering multiple genetic sequences related to potential markers for various cancers.

•	Signed licensing agreement with Genentech for the possible development of humanized antibody-based therapeutics. Under the terms of the agreement, Corixa received a $1.6 million up-front license fee, and may receive up to an additional $8.25 million in future success-based payments upon completion of certain regulatory and commercial milestones in addition to royalty payments on product sales. Genentech will be responsible for development and commercialization costs of any potential therapeutic based on Corixa’s antibody target.

•	As a result of increasing GSK sales projections for vaccines containing MPL we have received a request from GSK Bio to accelerate increased production of MPL in our Hamilton, MT facility. GSK has provided us a firm forecast for MPL that approximates maximum capacity of our facility in calendar year 2006 and an extended forecast for the same amount in 2007. Previous forecasts used to drive minimum product purchase guarantees did not call for us to reach maximum capacity output until 2008. We are in the process of implementing a hiring plan at our Hamilton, MT location that should allow us to accommodate GSK’s request. This change in forecast will result in greater than previously anticipated adjuvant sales to GSK in 2006 and 2007.

Conference Call
Corixa will hold a conference call and webcast to discuss the fourth quarter and full year financial results Monday, March 14, 2004 at 8:30 a.m. ET / 5:30 a.m. PT. To access the live conference call, dial (800) 810-0924 or (913) 981-4900. Webcast participants can sign up at the Investors page of Corixa’s Web site (http://www.corixa.com/default.asp?pid=invest). A recorded replay of the conference call can be accessed through the Web site, or by dialing (888) 203-1112 or (719) 457-0820 and entering code 3037493. The call will be rebroadcast from March 14, 2005 at 11:30 a.m. ET to March 25, 2005 at 11:59 p.m. ET.

About Corixa
Corixa is a biopharmaceutical company developing vaccine adjuvants and immunology based products that manage human diseases. Corixa’s products are currently in multiple clinical development programs, including several that have advanced to and through late-stage clinical trials. The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Montana. For more information, please visit Corixa’s Web site at www.corixa.com.

Corixa Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the commercial potential for MPL adjuvant, the contribution of recent accomplishments to our long term success, and our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, the “Factors Affecting Our Operating Results, Our Business and Our Stock Price,” described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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Consolidated Statement of Operations

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Revenue:
Collaborative agreements	$5,603	$11,465	$16,927	$29,911
Product sales	1,449	529	4,547	3,031
Government grants and contracts	1,240	478	3,482	2,403

Total revenue	8,292	12,472	24,956	35,345
Operating expenses:
Research and development	16,776	19,235	62,322	84,054
Sales, general and administrative	3,480	2,324	10,254	11,762
Manufacturing	1,498	314	3,246	1,380
Restructuring	1,906	2,231	1,906	2,452
Impairment of lease-related assets	2,572	—	2,572	18,491

Total operating expenses	26,232	24,104	80,300	118,139

Loss from operations	(17,940)	(11,632)	(55,344)	(82,794)
Interest income	491	928	2,875	3,414
Interest expense	(1,381)	(1,924)	(6,798)	(4,378)
Other income	(11)	2,487	9,849	2,518

Net loss from continuing operations	(18,841)	(10,141)	(49,418)	(81,240)
Net loss from discontinued operations	(5,833)	(6,700)	(26,989)	(2,679)

Net loss	(24,674)	(16,841)	(76,407)	(83,919)
Preferred stock dividend	(90)	(30)	(595)	(948)

Net loss applicable to common stockholders	$(24,764)	$(16,871)	$(77,002)	$(84,867)

Basic and diluted net loss per common share:
Continuing operations	$(0.32)	$(0.18)	$(0.87)	$(1.53)

Discontinued operations	$(0.10)	$(0.12)	$(0.48)	$(0.05)

Net loss	$(0.42)	$(0.31)	$(1.36)	$(1.60)

Shares used in computation of basic and diluted net loss per common share	59,294	55,265	56,569	52,981

	December 31,	December 31,
	2004	2003

Balance Sheet Data:
Cash, cash equivalents and securities available-for-sale	$116,187	$191,985
Working capital	72,878	106,771
Total assets	191,201	250,566
Long-term obligations less current portion	119,110	108,138
Accumulated deficit	(1,270,967)	(1,194,560)
Total stockholders’ equity	20,292	80,956

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Non-GAAP Financial Measures:
Reconciliation of net loss to net loss excluding acquisition related charges:
Net loss applicable to common stockholders	$(24,764)	$(16,871)	$(77,002)	$(84,867)
Impairment of lease-related assets	2,572	—	2,572	18,491
Intangible asset and leasehold amortization	182	182	727	1,344
Deferred compensation amortization	—	18	15	188
Restructuring charges	1,906	2,231	1,906	2,452

Net loss excluding acquisition related charges	$(20,104)	$(14,440)	$(71,782)	$(62,392)

Basic and diluted net loss per share excluding acquisition related charges	$(0.34)	$(0.26)	$(1.27)	$(1.18)

To supplement our consolidated financial statements presented on a GAAP basis, Corixa uses non-GAAP measures of net loss and net loss per share, which are adjusted to exclude certain expenses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Corixa’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with generally accepted accounting principles in the United States.